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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MUSICLAND STORES CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	1-11014 (Commission File Number)	41-1623376 (I.R.S. Employer Identification No.)
10400 Yellow Circle Drive Minneapolis, Minnesota 55343 (Address of principal executive offices) (Zip Code)
(952) 931-8000 (Registrant's telephone number, including area code)

    Securities to be registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS TO BE SO REGISTERED	NAME OF EACH EXCHANGE ON WHICH EACH CLASS IS TO BE REGISTERED

Preferred Share Purchase Rights	New York Stock Exchange, Inc.

    If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. /x/

    If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. / /

    Securities Act registration statement file number to which this form relates: N/A

    Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

    On March 14, 1995, the Board of Directors (the "Board") of Musicland Stores Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock of the Company of the par value of $.01 per share (the "Common Stock") of the Company. The dividend was payable on March 20, 1995 (the "Record Date") to shareholders of record at the close of business on that date.

    On March 13, 2000, the Board of Directors of the Company amended and restated the Rights Agreement (the "Rights Agreement") dated as of March 14, 1995 between the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent (the "Amended and Restated Rights Agreement'). On March 15, 2000, the Company filed a Form 8-A with respect to such Amended and Restated Rights Agreement.

    On December 7, 2000, the Company confirmed that it had signed an agreement on December 6, 2000 to be acquired by Best Buy Co., Inc. under which Best Buy will, through EN Acquisition Corp., its wholly owned subsidiary, make a tender offer at $12.55 per share for all of the outstanding shares of Musicland's common stock.

    In connection with the execution of the agreement, the Company amended its Rights Agreement to provide, among other things, that none of Best Buy Co., Inc., EN Acquisition Corp., or their respective subsidiaries, Affiliates or Associates shall be considered to be an "acquiring person" thereunder solely by virtue of any transaction contemplated by the December 6, 2000 agreement with Best Buy Co., Inc and EN Acquisition Corp. The amendment to the Company's Rights Agreement, dated December 6, 2000, is attached hereto as Exhibit 1.

Item 2.  EXHIBITS.

  1.
  Amendment to Amended and Restated Rights Agreement, dated as of December 6, 2000 between Musicland Stores Corporation and Wells Fargo Bank Minnesota, N.A, as Rights Agent.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on it behalf by the undersigned, thereunto duly authorized.

Date: December 12, 2000	MUSICLAND STORES CORPORATION
	By:	/s/ JACK W. EUGSTER Jack W. Eugster Chairman, Chief Executive Officer and President

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SIGNATURE